Exhibit 8.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

December 8, 2009

City National Corporation
555 South Flower Street
Los Angeles, CA 90071

Ladies and Gentlemen:

We have acted as special tax counsel for City National Corporation (“City National”) in connection with (a) the issuance and sale by City National Capital Trust I (“City National Trust I”) of $250,000,000  in aggregate liquidation amount of 9.625% Trust Preferred Securities (“Trust Preferred Securities”) and (b) the issuance by City National of $250,010,000 in aggregate principal amount of 9.625% junior subordinated deferrable interest Debt Securities due February 1, 2040 (the “Junior Subordinated Debt Securities”).  In connection with the issuance of the Trust Preferred Securities and the Junior Subordinated Debt Securities, a joint registration statement on Form S-3ASR (Registration No.333-163437 and 333-163437-01) was filed on December 2, 2009 with the Securities and Exchange Commission (the “SEC”) for the registration of securities, including the Trust Preferred Securities and the Junior Subordinated Debt Securities (the “Registration Statement”).  The Registration Statement included a preliminary prospectus dated December 2, 2009 (the “Preliminary Prospectus”) and City National and City National Trust I also filed with the SEC a final prospectus, dated December 3, 2009 (the “Prospectus”), in each case, with respect to the offering of the Trust Preferred Securities and the Junior Subordinated Debt Securities.

City National Trust I and City National, respectively, will issue the Trust Preferred Securities and the Junior Subordinated Debt Securities pursuant to an Indenture dated as of December 8, 2009 between City National and The Bank of New York Mellon Trust Company, N.A, as trustee (the “Indenture”) as supplemented by a First Supplemental Indenture dated as of December 8, 2009 (the “Supplemental Indenture”); a Form of Junior Subordinated Debt Security (the “Debt Security”); a Certificate of Trust dated November 30, 2009 (the “Trust Certificate”) and an Amended and Restated Declaration of Trust dated as of December 8, 2009 (the “Declaration of Trust”); a Guarantee Agreement between City National as Guarantor and The Bank of New York Mellon Trust Company, N.A., as Guarantee Trustee, dated as of December 8, 2009 (the “Guarantee Agreement”); and an Underwriting Agreement between City National, City National Trust I, and the underwriters listed therein, dated December 3, 2009 (the “Underwriting Agreement”).

For purposes of rendering the opinions expressed below, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, and representations contained in:  (1) the Indenture, (2) the Supplemental Indenture, (3) the Debt Security, (4) the Trust Certificate, (5) the Declaration of Trust; (6) an Officer’s Certificate of City National, dated December 8, 2009 (the “Officer’s Certificate”), (7) the Guarantee Agreement, (8) the Registration Statement, (9) the Preliminary Prospectus, (10) the Prospectus, (11) the Underwriting Agreement, and such other documents that we have deemed necessary or relevant for the purpose of the opinions expressed below.  The opinions expressed below are conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, and representations set forth in the documents, and statements referred to in this paragraph.

In our examination of the above described documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of all such documents.

In rendering our opinions, we have assumed that (a) the Indenture, the Supplemental Indenture, the Debt Security, the Declaration of Trust, the Trust Certificate, the Officer’s Certificate, the Guarantee Agreement, and the Underwriting Agreement (collectively the “Governing Documents”) are all of the documents that govern the Trust Preferred Securities, the Junior Subordinated Debt Securities, and City National Trust I, (b) the Trust Preferred Securities, the Junior Subordinated Debt Securities, and City National Trust I will continue to be governed by the Governing Documents and in accordance with all laws applicable to the Trust Preferred Securities, the Junior Subordinated Debt Securities, City National and City National Trust I (including appropriate execution and filing of any declarations, certificates, instruments, and documents as are required), (c) the documents we have reviewed accurately reflect the documents executed by the parties thereto, (d) the activities described in these documents are to be conducted in the manner provided therein and (e) any representations made in the Governing Documents, the Registration Statement, the Prospectus or the Officer’s Certificate “to the knowledge of,” in the “belief” of, or similarly qualified are true, correct and complete without such qualification.  If any of the above described assumptions are untrue for any reason or if the issuance of the Trust Preferred Securities and Junior Subordinated Debt Securities is

consummated in a manner that is inconsistent with the manner in which it is described in the Registration Statement, the Prospectus or the Governing Documents, our opinion as expressed below may be adversely affected and may not be relied upon.

Based solely upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

(1)  under current law, City National Trust I will be classified as a grantor trust and not as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes; and

(2)  the statements in the Prospectus under the heading “Material U.S. federal income tax considerations,” insofar as such statements purport to describe or summarize certain provisions of the law, and subject to the qualifications, exceptions, assumptions, and limitations described therein, as of the date of the Prospectus, are accurate in all material respects.

We express no opinion on any issue relating to the tax consequences of the transaction contemplated by the Registration Statement other than the opinion set forth above.  Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect.  Any change in applicable laws or the facts and circumstances surrounding City National Trust I, the Junior Subordinated Debt Securities, the Trust Preferred Securities or the Governing Documents, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein.  We assume no responsibility to inform City National of any such change or inaccuracy that may occur or come to our attention.  Additionally, our opinion is not binding on the Internal Revenue Service or any court, and there can be no assurance that a contrary position may not be taken by the Internal Revenue Service.

We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and it is not to be relied upon by any other person or for any other purpose.  We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on December 8, 2009, and to the reference to us under the caption “Material U.S. federal income tax considerations” in the Registration Statement and the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz